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FOR IMMEDIATE RELEASE

           Deltek Acquires RFP Proposal and Tracking Automation System

             Industry Leading Software Designed for A/E/C and Other
                       Professional Services Organizations

MCLEAN, VIRGINIA - APRIL 17, 2000 - DELTEK SYSTEMS, INC. (NASDAQ: DLTK). Deltek today agreed to acquire substantially all assets of A/E Management Services, including its complete suite of RFP proposal automation and tracking software for the purchase price of $3.5 million. A/E Management recorded approximately $2 million in revenue for 1999.

         Deltek's President and CEO, Ken deLaski states, "One of the most important components of end-to-end automation for professional services organizations is proposal generation and tracking. Over 600 A/E/C (architecture, engineering, construction), environmental and other professional services firms use A/E Management's powerful RFP proposal and marketing automation product. We're very excited to add this product line and employees to the Deltek organization, and we will continue to offer uninterrupted superior development, support, consulting, training, marketing, and growth for the RFP software and its customers."

         "The acquisition brings tremendous synergy and value to the installed-base of both companies," deLaski continues, "and strengthens Deltek's market leadership as a provider of professional services automation solutions to A/E/C firms. It is also a major step forward in achieving Deltek's mission to deliver comprehensive and functionality-rich applications that automate the critical business functions across the entire professional services enterprise, and especially across diverse vertical professional services industries."

         Nancy Watson is the president and owner of A/E Management Services. "We're very pleased with the agreement announced today. We are confident that Deltek is the right vendor to acquire our RFP proposal automation and tracking software and the vendor best able to maintain the high level support that our customers have come to expect. Deltek and A/E Management have many customers in common who also consistently rank high on Engineering News Record's annual lists of top A/E/C firms. By acquiring and combining our organization's institutional knowledge in marketing and proposal systems with its resources and technology," Watson continues, "Deltek is setting the stage for delivering the most compelling RFP proposal and marketing automation software solutions in the industry."

         A/E Management's RFP automation solution is designed to help the A/E/C profession and other professional services organizations win more contracts by automating the process of collecting, updating, researching and retrieving data critical to achieving marketing and proposal automation success. Released in 1986, it was the first effective tool that integrated all of an A/E/C firm's proposal generation and tracking information in one centralized database. The product's Web interface also helps firms quickly and easily access their corporate database through an Internet or intranet connection. This empowers marketing and project teams to produce marketing and proposal documents remotely and enables firms to make the most of their talent and resources. An RFP product demonstration may be downloaded online at www.rfpsoftware.com/multimedia_tour.htm.

         PBS&J is one of the nation's largest engineering-consulting firms with 2,200 employees in 60 offices worldwide. The firm recently went live on A/E Management's RFP Proposal Automation Enterprise Suite and Web Interface, and is also one of Deltek's largest users of Advantage, a comprehensive project control and financial accounting system used by thousands of professional services organizations throughout the world.




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         "We are extremely pleased that Deltek has seized upon this opportunity," comments PBS&J's CFO Richard Wickett, praising Deltek for its strategic insight in acquiring A/E Management's RFP product line. "As an A&E-specific services firm," Wickett observes, "PBS&J is continually looking to enhance the entire process of automating our enterprise. We believe the acquisition will create powerful synergies among the products, solutions and services of both companies. Bringing Deltek's considerable resources and expertise to bear on automating the RFP process--the lifeblood of virtually all professional services organizations--will result in an RFP system with rich functionality beyond any other product currently available."

         Deltek plans to continue supporting the RFP product line's interfaces with other third party applications, including products provided by Axium, BST Consultants, Sema-4 and Wind-2.

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ABOUT A/E MANAGEMENT SERVICES, INC.

         A/E Management Services, Inc., headquartered in St. Petersburg, Florida with personnel on location in Washington, D.C.; Albany, New York; and San Francisco, California, provides RFP proposal generation and tracking software to professional services firms in the A/E/C and environmental industries. RFP GenTrak 2000(TM), the company's flagship application, integrates proposal generation and tracking information in one centralized database, and automates the process of collecting, updating, researching and retrieving data critical to achieving marketing success. The firm's RFP Web Interface module allows users to extend RFP GenTrak 2000 to the Internet and corporate intranets, enabling marketing professionals to track leads and produce proposals and related documents from remote locations. For more information on the company or on RFP GenTrak 2000, visit the corporate Web site at www.rfpsoftware.com.

ABOUT DELTEK SYSTEMS, INC.

         Deltek Systems, Inc., headquartered in McLean, Virginia, is a leading provider of comprehensive enterprise solutions to nearly 5,000 professional services and other project-based organizations providing services in business and management consulting; architecture, engineering, and construction; government contracting; systems integration; IT services and computer technology; research and development; and accounting and auditing.

         Designed to automate critical business functions within the entire professional services enterprise and across diverse vertical professional services industries, Deltek's application suite offers rich functionality and seamless integration in the areas of marketing automation; opportunity management; proposal preparation and tracking; project planning and budgeting; resource planning and work assignment; recruiting and partnering; project management and control; project and financial accounting; employee time and expense; human resources management; project portals and Web sites; project billing and receivables management; and business intelligence.

         For more information, visit the company's Web site at http://www.deltek.com, or call 1-800/456-2009 in the U.S., and 44-07000-335835 in the United Kingdom.

MEDIA:

K. Allen Farber, Press Officer, 1-800/456-2009, ext. 4544; Mobile: 301/524-8224;
E-fax: 419/818-9872; E-mail: afarber@deltek.com.

INVESTOR RELATIONS:

Babette J. Aller, Investor Relations Manager, 1-800/456-2009, ext. 4444; E-mail: baller@deltek.com